EXHIBIT 3.14
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
GALILEO INTERNATIONAL SERVICES, INC.
     Galileo International Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”) DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation to change the name of the Corporation to “Travelport International Services, Inc.”
     SECOND: That in lieu of a meeting and vote of the stockholder, the stockholder has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by adopting the following resolutions:
     “RESOLVED, that Article FIRST of the Certificate of Incorporation be amended to read as follows:
     “FIRST: The name of the Corporation is Travelport International Services, Inc.” and it is further
     RESOLVED, that the foregoing name change shall be effective upon the filing of this certificate.”
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Rochelle J. Boas, its Group Vice President and Secretary, this 12th day of April, 2010.

/s/ Rochelle J. Boas
Rochelle J. Boas
Group Vice President and Secretary